UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): November 2, 2018

Amarin Corporation plc

(Exact name of registrant as specified in its charter)

England and Wales	0-21392	Not applicable
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2 Pembroke House, Upper Pembroke Street 28-32, Dublin 2, Ireland	Not applicable
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: +353 1 6699 020

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 3.02 Unregistered Sales of Equity Securities.

As previously disclosed in its Current Report on Form 8-K filed on October 19, 2018, Corsicanto II Designated Activity Company (“Corsicanto II”), a wholly-owned subsidiary of Amarin Corporation plc (the “Company”), gave notice on October 19, 2018 to mandatorily exchange the $30.0 million in aggregate principal amount of its January 2017 3.50% Exchangeable Senior Notes due 2047 (the “Notes”) into the Company’s American Depositary Shares (the “Shares”) representing the Company’s ordinary shares, par value £0.50 per share on November 2, 2018, subject to the terms and conditions of the Indenture, dated January 25, 2017, by and among Corsicanto II, the Company, and Wilmington Trust, National Association, as trustee, governing the Notes.

The mandatory exchange of the Notes became effective on November 2, 2018, and was settled on November 7, 2018. In accordance with the terms of the Indenture governing the Notes, the final as-adjusted exchange rate was 257.2016 Shares per $1,000 of principal amount of the Notes. This exchange rate resulted in approximately 7,716,048 Shares being issued in aggregate (before any payment of cash in lieu of fractional Shares) in exchange for the Notes.

The Company issued the Shares pursuant to the exchange of the Notes in reliance on the exemption from registration provided by Section 3(a)(9) of the Securities Act of 1933, as amended. The mandatory exchange of the Notes retired all of the outstanding Notes, and the issuance of the Shares also satisfied the Company’s obligations with respect to any accrued and unpaid interest on the Notes as of the effective date of the mandatory exchange.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 7, 2018	Amarin Corporation plc

	By:	/s/ John Thero
John Thero
President and Chief Executive Officer